Exhibit 99.1

Bellevue Life Sciences Acquisition Corp. Announces Pricing of $60 Million Initial Public Offering

Bellevue, Washington, Feb 9, 2023 — Bellevue Life Sciences Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 6,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market(“Nasdaq”) and trade under the ticker symbol “BLACU” beginning on February 10, 2023. Each unit consists of one share of common stock, one redeemable warrant and one right, with each right entitling the holder thereof to receive one-tenth of one share of common stock upon consummation of an initial business combination. After the securities comprising the units begin separate trading, the shares of common stock, warrants and rights are expected to be listed on Nasdaq under the symbols “BLAC,” “BLACW” and “BLACR,” respectively. The offering is expected to close on February 14, 2023, subject to customary closing conditions.

Bellevue Life Sciences Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While we will not be limited to a particular industry or geographic region in our identification and acquisition of a target company, we intend to focus our search on companies in the healthcare industry.

Chardan is acting as sole bookrunning manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 900,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained by contacting Chardan, 17 State Street, Suite 2130 New York, NY 10004. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact: Tom Shin, Corporate Secretary

tom.shin@bellevuecm.com

Phone: +1 206 317 9114